Exhibit 8.1

DIRECTORY (BY SEGMENT)

Name	Country of Incorporation	Principal Business	ORIX Voting Power (1)
Operations in Japan
ORIX Alfa Corporation	Japan	Retail Leasing, Lending	100%
NS Lease Co., Ltd	Japan	Leasing, Lending, Other Financial Services	100%
ORIX Auto Corporation	Japan	Automobile Leasing & Rentals	100%
ORIX Rentec Corporation	Japan	Rentals of Test, Measurement, and IT-Related Equipment	100%
ORIX Trust and baking Corporation	Japan	Trust & Banking Services	100%
ORIX Asset Management and Loan Services Corporation	Japan	Loan Servicing	100%
ORIX Real Estate Corporation	Japan	Real Estate Development & Management	100%
ORIX Facilities Corporation	Japan	Integrated Facilities Management	100%
ORIX Life Insurance Corporation	Japan	Life Insurance	100%
ORIX Credit Corporation	Japan	Card Loans, Consumer Credit	100%
ORIX Capital Corporation	Japan	Venture Capital	100%
ORIX Securities Corporation	Japan	Financial Instrument Exchange Business	100%
ORIX Baseball Club Co., Ltd.	Japan	Professional Baseball Team Management	100%
ORIX Investment Corporation	Japan	Alternative Investment	100%
Other 131 Subsidiaries
The Americas
ORIX USA Corporation	U.S.A	Corporate Finance Investment Banking Real Estate Development and Debt Investment	100%
Other 17 Subsidiaries
Asia, Oceania and Europe
ORIX Asia Limited	China (Hong Kong)	Leasing, Automobile Leasing	100%
ORIX Leasing Malaysia Berhad	Malaysia	Leasing, Lending, Hire Purchase	100%
PT. ORIX Indonesia Finance	Indonesia	Leasing, Automobile Leasing	85%
ORIX Investment and Management Private Limited	Singapore	Equity Investment	100%
ORIX Taiwan Corporation	Taiwan	Leasing, Hire Purchase, Loan Servicing	95%
ORIX Australia Corporation Limited	Australia	Automobile Leasing, Truck Rentals	100%
ORIX Aviation Systems Limited	Ireland	Aircraft Leasing	100%
Other 76 Subsidiaries

(1)	ORIX voting power includes ORIX’s indirect voting power.

8.1-1